UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2009

Cell Genesys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19986	94-3061375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Oyster Point Boulevard, Suite 525, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously announced on May 17, 2009, Cell Genesys, Inc. (the “Company”) entered into a Warrant Exchange Agreement (the “Exchange Agreement”) with Capital Ventures International (the “Holder”) in connection with the Holder’s warrant to purchase 8,530,806 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Pursuant to the Exchange Agreement, the Company issued to the Holder (i) 4 million shares of the Common Stock and (ii) a new warrant to purchase 4,265,403 shares of Common Stock (the “Remainder Warrant”) that may be exchanged for shares of Common Stock and, under certain circumstances involving a change in control, cash, valued in the aggregate amount of $2 million under certain situations (the “Put Right”). As of June 16, 2009, in accordance with the terms of the Exchange Agreement, the Holder has partially exercised its Put Right, thereby reducing the aggregate amount of the Remainder Warrant from $2 million to $277,270. The Holder was issued an additional 4 million shares of Common Stock based on such partial exercise, which brought the cumulative total shares of Common Stock issued to the Holder to 8 million.

The issuance of the Remainder Warrant and shares of Common Stock was exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Copies of the Exchange Agreement and the Remainder Warrant were filed as Exhibits 4.1 and 4.2, respectively, to the Company’s Current Report on Form 8-K filed on May 18, 2009 and are incorporated herein by reference.

As a result of the issuance of the Company’s shares of Common Stock mentioned herein, the Company has 95,809,651 shares of Common Stock issued and outstanding as of the close of business on June 16, 2009.

In accordance with General Instruction B.2 of Form 8-K, the information provided in Item 7.01 of this report on Form 8-K is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, and shall not be deemed incorporated by reference than filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cell Genesys, Inc.

June 17, 2009	By:	/s/ Sharon E. Tetlow
Name: Sharon E. Tetlow
Title: Senior Vice President and Chief Financial Officer